Exhibit (g)(2)

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of _________ ___, 2024, by and between Sphinx Opportunity Fund II, a Delaware statutory trust (the “Fund”), and Sphinx Investments LLC, a Delaware limited liability company, the Fund’s investment adviser (the “Adviser”).
RECITALS
WHEREAS, the Fund is registered under the Investment Company Act of 1940 (the “1940 Act”) as a non-diversified, closed-end management investment company; and
WHEREAS, the Adviser acts as investment adviser to the Fund pursuant to an Investment Advisory Agreement with the Fund dated as of _____, 2024, pursuant to which it is paid an investment management fee (the “Investment Management Fee”).
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:
1. After the commencement of operations until ________ ___, 2026, the Adviser agrees to waive fees payable to it by the Fund on Fund assets held in cash or cash equivalents less the total amount of capital committed by the Fund and not yet drawn for investment.
2. The Adviser agrees to waive the Investment Management Fee and other fees payable to it by the Fund, and to pay or absorb expenses of the Fund (a “Waiver”) so that the Total Annual Expenses of the Fund (excluding taxes, interest, brokerage commissions, other transaction-related expenses, extraordinary expenses, acquired fund fees and expenses, and the Investment Management Fee) will not exceed 1.30% of the average daily net assets of shares of the Fund on an annualized basis (the “Expense Limitation”).
3. Unless sooner terminated by the Board of Trustees of the Fund (the “Trustees”) as provided in Paragraph 4 of this Agreement, this Agreement will have a term ending on _______ ___, 2026. This Agreement will automatically renew for consecutive one-year terms thereafter, provided that such continuance is specifically approved at least annually by a majority of the Trustees.
4. This Agreement may be terminated at any time, and without payment of any penalty, by the Trustees, on behalf of the Fund, upon thirty (30) days’ written notice to the Adviser. This Agreement may not be terminated by the Adviser without the consent of the Trustees.
5. The Fund agrees to carry forward, for a period not to exceed (3) three years from the date on which a Waiver is made by the Adviser, all fees and expenses in excess of the Expense Limitation that have been waived, paid or absorbed by the Adviser, and to repay the Adviser such amounts, provided the Fund is able to effect such repayment and remain in compliance with the Expense Limitation. To the extent that such repayment is due, it shall be made as promptly as possible, in conjunction with the next succeeding payment of the Investment Management Fee to the Adviser. To the extent that the full amount of such waived amount or expense paid cannot be repaid as provided in the previous sentence within such applicable three-year period, such repayment obligation shall be extinguished.

6. If this Agreement is terminated by the Fund, the Fund agrees to repay to the Adviser any amounts payable pursuant to paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Adviser not later than (3) three years from the date on which a Waiver was made by the Adviser (regardless of the date of termination of this Agreement), so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect. If this Agreement is terminated by the Adviser, the Fund agrees to repay to the Adviser any amounts payable pursuant to paragraph 5 that have not been previously repaid and, subject to the 1940 Act, such repayment will be made to the Adviser not later than thirty (30) days after the termination of this Agreement, so long as the Fund is able to effect such reimbursement and remain in compliance with the Expense Limitation as if such Expense Limitation was still in effect.
7. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.
8. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.
9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.
(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.
  SPHINX INVESTMENTS LLC
                            (the “Adviser”)

                            By:    ____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
                            President

SPHINX OPPORTUNITY FUND II
(the “Fund”)

                            By:    ____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________
                            President